EXHIBIT 99.1

                                  (AGWAY LOGO)



March 10, 2004



Dear Retirement Plan Participant:

The purpose of this letter is to provide you with important information regarding the Employees' Retirement Plan of Agway, Inc. ("Plan").

On February 19, 2004, the Board of Directors of Agway, Inc. adopted a resolution to terminate the Plan effective as of May 31, 2004. The Board of Directors also adopted resolutions to make certain modifications to the Plan, which modifications will become effective only if approved by the Internal Revenue Service ("IRS"). The modifications are described in the proposed Chapter 11 Plan and Disclosure Statement that Agway filed with the U.S. Bankruptcy Court on January 16, 2004 and in a January 21, 2004 letter to Agway retirees from the Official Retiree Committee (copy enclosed).

CESSATION OF BENEFIT ACCRUALS AND INTEREST
------------------------------------------

The termination of the Plan as of May 31, 2004 means that no employee will earn any additional basic benefits under the Plan as of that date. For Plan participants, including current and former employees, who earned benefits after June 30, 1998 under the new (July 1, 1998 Plan design, no interest will be added to accumulated Plan benefits after May 31, 2004. As an exception, if the IRS approves the proposed Plan modifications referred to above, affected participants will receive additional benefits pursuant to those modifications.

FULL VESTING
------------

If you were a Plan participant at any time after March 5, 2002, but left covered employment with the Company prior to becoming vested in your Plan benefit (generally, prior to completing five years of service, you would have received a letter stating that you are not entitled to a benefit. However, the termination of the Plan will result in your Plan benefit being fully vested (non-forfeitable) as of May 31, 2004. You will be notified at a later date this summer regarding the amount of the Plan benefit you are eligible to receive.

CURRENT BENEFIT RECIPIENTS
--------------------------

If you are currently receiving monthly benefit payments from the Plan, those monthly benefit payments will continue. The termination of the Plan has no impact on your right to receive your monthly benefit.

Sometime later this year, however, the obligation to make monthly payments will be transferred from the Plan to an insurance company. Thereafter, your monthly benefit will be paid to you by the insurance company in the same amount and in the same form that you previously elected (e.g., joint and survivor annuity).

If you become eligible for one or more of the Plan modifications referred to above, you may increase the amount of your monthly benefit. More information about the amount and payment of your benefit, including the identity of insurance companies that may provide benefit payments, will be provided at a later date.

PLAN TERMINATION PROCESS
------------------------

The Company's decision to terminate the Plan was the first step in a potentially long and complex termination process. AS part of that process, the Company will seek approvals from both the IRS and the Pension Benefit Guaranty Corporation ("PBGC"). The regulations of the IRS and the PBGC require that the Plan and the Company provide you with a number of notices and other communications about the Plan and your Plan benefit. Enclosed with this letter is the first such required notice. The enclosed "Notice to Interested Parties" indicates that the Company will file an application with the IRS on or about March 22, 2004, with which the Company will seek an IRS determination that the termination of the Plan does not affect the Plan's tax-favored status. The Company also will seek IRS approval of the proposed modifications referred to above.

NO ACTION REQUIRED
------------------

At this time, you are not required to take any action with respect to the Plan, your Plan benefit of the enclosed notice. This letter is intended only to make you aware of the termination of the Plan and some of the steps involved in the termination process.

If you have any questions about this letter, or about the enclosed Notice to Interested Parties, please contact the Company's Corporate Benefits Department at 1-800-738-7823.


Sincerely,

AGWAY, INC.


/s/  MICHAEL R. HOPSICKER
-------------------------
By:
     Michael R. Hopsicker